                                                                   EXHIBIT 10.58


CERTIFIED MAIL - RETURN RECEIPT


October 2, 2001


Mr. Michael Farley
Vice President, Asset Management
Forest City Commercial Group
38 Sidney Street
Cambridge, MA  02139

       Re:    Notice of Extension of Lease

Dear Mike:

Please be advised that pursuant to Section 2.6 of the lease dated January 8, 1992 by and between Forest City and ARIAD Corporation for certain lease space in the building at 26 Landsdowne Street, Cambridge, Massachusetts, as amended (the "Lease"), ARIAD hereby extends the lease for the first lease extension period commencing on August 1, 2002 and terminating on July 31, 2007.

Moreover, the Annual Fixed Rent (as defined in the Lease) to be paid by ARIAD during the first extension term shall be determined pursuant to the formula described in Section 2.6 of the Lease. To that end, attached please find a spreadsheet containing ARIAD's proposed formula in Section 2.6 of the Lease. For illustrative purposes, the attached calculations hypothetically assume an extension start date of September 1, 2001, since bi-monthly inflation indices are presently available only through July, 2001.

Once you have had an opportunity to review the attachment, please feel free to call me with any questions or comments you may have. Also, I would be happy to send you an electronic copy of the Excel spreadsheet that produced the attachment, if it will assist your review. Please confirm receipt of this letter by signing and dating below and returning to my attention by facsimile at 617-494-1828.

Sincerely yours,

/s/Harvey J. Berger

Harvey J. Berger, M.D.

HJB:bdm



Received:         /s/Michael Farley
                  -----------------
                  Name

                  Vice President

                  October 3, 2001